Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made this 15th day of July, (the “Effective Date”), between PRODRIL ACQUISITION COMPANY, INC. (the “Company”), a Texas corporation with offices and principal place of business at 3101 Big Horn Avenue, Cody, Wyoming 82414-9250 (the “Company”) and Gordon Tibbitts, residing at 1378 Lakewood Circle, Salt Lake City, Utah, (the “Employee”) for the purposes and considerations herein expressed.

ARTICLE I – EMPLOYMENT

Section 1.0:          Duties:  The Company hereby employs the Employee and the Employee hereby accepts employment as Vice President – Drill Bit Division of the Company.  In such capacity the Employee shall perform such duties, provide such services and have such responsibilities commensurate with his position as to perform such duties as are normally incident to that position and shall perform such other duties and responsibilities as may be prescribed from time to time by the board of directors of the Company.

Section 1.1            Employment Term:  Subject to the provisions for Termination hereinafter provided, the “Employment Term” of this Agreement shall be that consecutive period of employment beginning on the Effective Date and ending on July 15, 2004.  This Agreement shall automatically be renewed each July 15th for an additional period of Twelve (12) consecutive months unless terminated by the Company or the Employee under the provisions for Termination hereinafter provided.

Section 1.2            Extent of Services:  During each of the above described periods, the Employee shall devote his entire productive time, attention and energies to the business of the Company and shall devote a minimum of forty (40) hours a week to its business.  The Employee shall not, during the Employment Term, be engaged in any other business activity unrelated to the business of the Company, whether or not such business activity is pursued for gain, profit or other pecuniary advantage unless expressly approved in advance by the Company’s Board of Directors; however, this provision shall not be construed to prevent the Employee from investing his personal assets in such form or manner as will not require any substantial part of the Employee’s services in the operation or affairs of the business(es) in which such investment(s) shall be made.  The Employee, so long as he is employed by the Company, shall not accept appointment or election as a director, officer, consultant or in any other capacity in any other business, whether or not competitive with the Company, without the express written consent of the Company’s Board of Directors, except as employee is so engaged prior to the effective date of this Agreement, and said prior engagements, if any, are fully listed on Exhibit “A” attached hereto and made a part hereby.  The Employee agrees to terminate any such engagement that is now or hereinafter deemed competitive with the Company in the sole discretion of the Company.  The Employee understands and agrees that the corporate base of the Company is Cody, Wyoming and that the base of his employment is Salt Lake City, Utah.  The Employee will be present for any and all operations that require the Employee’s presence in Cody, Wyoming.

ARTICLE II – COMPENSATION

Section  2.0           Compensation:  The Company shall compensate the Employee, at the rate(s) set out in Exhibit “B”, attached hereto and made a part hereof.

Section  2.1           Incentive Program: The Company shall provide the Employee the Program as set out in Exhibit “C”, attached hereto and made a part hereof.

Section  2.2:          Bonuses:  The Company expects to pay bonuses to the Employee during the term hereof.  Each such bonus shall be payable at such time and in such amounts, as, determined by the Company’s Board of Directors, in its sole and absolute discretion.

Section  2.3:          Expenses:  The Employee may incur expenses on behalf of the Company, for Company purposes, including expenses for travel, entertainment or similar items.  The Company will reimburse the Employee for all such authorized expenses upon submission of expense reports by the Employee presented within 60 days after such expenses are incurred and accompanied by paid receipts for each item for which reimbursement is so requested.

Section  2.4:          Vacations:  The Employee shall be entitled each year to a vacation of Four (4) weeks.  Vacation time may not be accumulated from year to year.

Section  2.5:          Holidays:  The Employee shall be entitled to the standard paid holidays as set forth annually by the Employer.

ARTICLE III –TERMINATION

Section 3.0:           Termination:  The Company may, upon written notice, immediately terminate employment and this Agreement if the Company, in its sole and absolute discretion:

Section 3.0.1:       determines that the Employee is incompetent, or incapable of performing those duties that reasonably may be assigned to him; or,

Section 3.0.2:       determines that the Employee has acted in bad faith or dishonestly in the performance of his duties; or,

Section 3.0.3:       determines that the Employee has violated any provisions of Article IV of this Agreement; or,

Section 3.0.4:       determines that the Employee is unable to perform his assigned duties by reason of illness, injury or incapacity which has continued for a continuous period of more than Thirty (30) days; or,

Section 3.0.5:       determines that after proper notification the Employee has failed to terminate any competitive position or activity as referred to in Section 1.2 specifically identified by the Company; or,

Section 3.0.6:       the acquisition of the assets of ProDril Services Incorporated and ProDril Services International, Ltd. is terminated for any reason or ProDril Acquisition Company, Inc. is unable to secure title to the patents and licenses held by CCORE Technologies and the Curlett Family Partnership.

If this Agreement is terminated for any reason, the Company shall pay the Employee the amount(s) provided in Section 3.2.

Section 3.1:           Employee Terminate:  The Employee shall have the right to terminate this Agreement for any reason upon written notice to the Company specifying the date of such termination which shall be not less than 15 nor more than 60 days from the date of delivery of such notice to the Company.  In the event of termination of this Agreement by the Employee, the Employee shall be paid the amounts specified in Section 3.2.

Section 3.2:           Payment on Termination:  Within 30 days after termination of the employment of the Employee with the Company, the Company shall pay the Employee the full amount of all earned but unpaid salary pro-rata through the date of his actual termination of services plus the full amount of any bonus theretofore granted to him but unpaid on the date of such termination and other bonuses to which she is otherwise entitled less appropriate withholding and less all amounts due the Company from the Employee as of the date of such termination.  In the case of termination under Section 3.0.1 or 3.0.2 or 3.0.3 or 3.0.5 hereof, the Company shall have the right, as determined solely by the Board of Directors of the Company, to make payment of the outstanding amount(s) due to the Employee in cash.  In the case of termination under Section 3.0.6 above, the Company shall make a payment to the Employee in cash equal to 30 days as set forth in Exhibit B.

ARTICLE IV - PROTECTIVE AGREEMENTS AND REMEDIES

Section 4.0:           Restrictive Covenant:  Employee covenants and agrees, that unless the Company consents in writing, he shall not render the services nor perform the duties encompassed under this Agreement for any other firm, business or person developing, licensing, franchising, using, leasing, selling and/or marketing products or devices of any type developed, licensed, franchised, used, leased, marketed and/or sold by the Company during the term of his employment, nor perform any services related directly or indirectly thereto; and that upon termination of his employment with the Company, whether by termination of this Agreement, wrongful discharge or otherwise, Employee shall not directly or indirectly, enter into or engage in direct competition with the Company specifically related to its proprietary products or services in the business of marketing, franchising, licensing, using, leasing, marketing and/or selling competing products, or services either as an individual, partner, joint venturer, employee, consultant or agent for any person or entity located within the territory of the Company’s proprietary license or patents which cover worldwide application of such patents and licenses as the case may be for a period of two (2) years after the date of such termination of his employment hereunder.  “Competition” as used herein means the offer or sale of any proprietary product, process or service of any person or organization other than the Company, in existence or under development, which resembles or competes with a proprietary product, or service utilizing same developed, produced, marketed, franchised, licensed, used, leased and/or sold by the Company during the Employee’s employment under this Agreement.

Section 4.1:           Proprietary Nature of Products and Services: The Company and Employee hereby agree that any proprietary products, any part thereof, or any services utilizing same, developed, produced, marketed, franchised, licensed, leased or sold by the Company, including original computer programs, as well as any trade secrets utilized therein, whether consisting of designs, configurations, formulas, specifications, or otherwise developed by Employee or to which Employee shall have access or with which Employee shall become familiar during the course of his employment under this Agreement, or utilized in any services sold, marketed, licensed, franchised or leased by the Company, shall be and remain the sole and exclusive property of the Company.  All other information relating to the business of the Company, including but not limited to the identity of its customers, licensees, franchisees, distributors, and suppliers, its arrangements with such persons, technical data relating to its proprietary products and services, no matter when or how such information may be or shall have been acquired by the Employee, shall be treated by the Employee as confidential and proprietary information of the Company, both during and after the termination of Employee’s employment under this Agreement.  Except as may be required in the normal course of the business of the Company, as the Company shall determine from time to time, the Employee shall not disclose any such information at any time to any person other than authorized employees of the Company.  All such confidential and/or proprietary information of the Company made available, developed, produced, correlated or reproduced by the Employee during the term of his employment, including but not limited to all data, work product, work papers, and other records and written material, developed, prepared or compiled by the Employee or obtained in any way by the Employee while in the employ of the Company, whether pursuant to this Agreement or otherwise, shall be the sole and exclusive property of the Company and none of such materials, writings and records, nor copies thereof, shall be retained by Employee upon termination of his employment.  On termination of the employment of the Employee for any reason, the Employee agrees to deliver to the Company any and all such documents, work product, work papers and other written evidence thereof, together with all copies thereof, and further agrees to execute and deliver to the Company written waivers, assignments and other documents as the Company may reasonably require to evidence its sole and exclusive ownership and rights therein and thereto.

Section 4.2:           Assignment of Inventions:  Except as may be expressly prohibited by a law directly applicable to the employment of the Employee hereunder, Employee, without additional compensation, hereby assigns and transfers to the Company, and agrees to assign and transfer to the Company, his entire worldwide right, title and interest in and to all Inventions, whether or not patentable and whether or not reduced to practice, made or conceived by the Employee (whether made solely by him or jointly with others) during the period of his employment with the Company which relate in any manner to the research and development of the Company, its subsidiaries or affiliates, or result from any task assigned to the Employee or any work performed by his for or on behalf of the Company, its subsidiaries or affiliates.  The Company acknowledges, that at its sole discretion, may as an incentive to the Employee and to other employees, offer an incentive type award or bonus for Employee(s) contribution to any such inventions developed during their term of employment.  The Employee agrees that all such Inventions are and shall be the sole and exclusive property of the Company, (as used in this Agreement, “Inventions” shall include, but not be limited to, ideas, improvements, designs, products, processes, copyrights, copyrightable material and other discoveries made or developed by the Employee prior to the termination of this Agreement).

Section 4.3            Disclosure: The Employee agrees that in connection with any “Invention” (as defined in section 4.2), the Employee shall:

Section 4.3.1:       Disclose such Invention promptly in writing to his immediate superior at the Company, with a copy to the Board of Directors, regardless of whether the Employee believes the Invention is patentable or available for copyright in order to permit the Company to claim rights to which it may be entitled under this Agreement.  Such disclosure shall be received in confidence by the Company and shall be reviewed by the Company within a reasonable period of time after disclosure in accordance with the Company’s then current procedure for determination of the Company’s rights in such Inventions under this Agreement.  In the event that the Company shall determine that it does not intend to claim any rights in such Invention, the Company shall release the Employee to claim personal ownership of such inventions. In addition, the Company shall maintain such disclosure in confidence and shall not use the same, at the request of the Employee, until notified by the Employee in writing that the Company may disclose or use the Invention, or until such disclosure shall become known or used in the industry through no fault of the Company.  In the event that the Company shall own rights to the Invention under this Agreement, Company shall be entitled to maintain or terminate the confidentiality of the disclosure by the Employee, as the Company may determine in its sole discretion;

Section 4.3.2:       At the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by Section 4.3 (“Assignable Invention”) and the Employee shall preserve any such Assignable Invention as confidential information of the Company; and,

Section 4.3.3:       Assist the Company or its nominee (at the Company’s expense) whether during or at any time subsequent to the termination of the employment of the Employee pursuant to this Agreement, in every reasonable way to obtain for the Company’s own benefit patents and copyrights in any and all countries, which Inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted.  The Employee agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights, titles and interests in such patents and copyrights.

Section 4.3.4:       Execute, acknowledge and deliver to the Company or its nominee upon the request and at the expense of the Company or such nominee, all such documents, including applications for patents and copyrights and assignments of Inventions, patents and copyrights to be issued therefor, as the Company may determine necessary or desirable to apply for and obtain letters patent and/or copyrights on such Assignable Inventions in any and all countries and /or to protect the interest of the Company or its nominee in such Inventions, patents and copyrights and to vest title thereto in the Company or its nominee.

Section 4.3.5:       Keep and maintain adequate and current written records of all Inventions made by the Employee (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available only to and remain the sole property of the Company at all times.

Section 4.4:           Remedies:  In the event of a breach or a threatened breach by the Employee of any of the provisions of this Article IV, the Company shall, in addition to any other available remedies, be entitled to an injunction: (i) restraining Employee from (a) disclosing, in whole or in part, any such information, or (b) rendering any service to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed or; (ii) requiring the Employee to timely turn over all such documents, work product, work papers and other material, and to timely execute such assignments, waivers or other documents as the Company may reasonably require to secure and/or protect its interests and rights therein and thereto.

Section 4.5:           Other Remedies:  In the event of a breach or threatened breach by the Employee of the provisions of section 4.0 through 4.3 hereof, the Company shall be entitled to specific performance, injunctive relief or both as may be appropriate.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, or threatened breach of the terms and provisions of such sections or any other terms and provisions of this Agreement, including but not limited to the recovery of compensatory and punitive damages from the Employee, or any other person or entity, all as may be permitted by law.

Section 4.6:           Survival:  The Employee understands and agrees that the covenants and agreements contained in this Article IV are the essence of this Agreement and that without the execution of such covenants and agreements by the Employee, the Company would not employ him.  The continuation of the employment of the Employee for the full term hereof is not a condition to the survival of the covenants, agreements, and provisions of this Article IV.  All covenants, obligations and duties of the Employee and all rights of the Company as set forth in this Article IV shall survive the termination of this Agreement for a period of forty eight (48) full calendar months, except as may be otherwise expressly provided herein.

ARTICLE V - WRITTEN NOTICE

Section 5.0:           Notice:  Except as otherwise expressly provided herein, all notices, or other communications between the Company and the Employee shall be deemed duly given and received on the fifth (5th) business day after being deposited, registered or certified mail, return receipt requested, with the United States Postal Service with correct postage affixed and properly addressed to such parties at the addresses shown on the signature page hereof.  Any party hereto may designate a different address to which notices, or other communications must thereafter be addressed by giving written notice of such different address to the other parties hereto in the manner set forth in this section number 5.0.

Section 5.1:           Payments:  All payments and routine correspondence between the parties hereto, as required by this Agreement or otherwise provided for herein, shall be personally delivered or mailed to the appropriate party according to the provisions of section 5.0 above.

ARTICLE VI – MISCELLANEOUS

Section 6.0:           Construction: This Agreement constitutes the entire understanding between the parties and the parties hereby declare that there are no oral or other agreements or understandings between them.  This Agreement supersedes all previous agreements between the parties.  It is understood and agreed that this Agreement is made in and shall be construed in accordance with the laws of the State of Wyoming.

Section 6.1:           Enforcement:  The failure of either party to insist in any one or more instances upon a strict performance of any term or provision of this Agreement, shall not be construed as a waiver or relinquishment for the future of any of the terms, provisions, covenants and conditions herein contained, but the same shall continue and remain in full force and effect.

Section 6.1.1:       Disputes:  Any dispute arising out of or relating to this Agreement shall be settled by arbitration in Cody, Wyoming, by a panel of three (3) arbitrators, and pursuant to the rules and procedures of the American Arbitration Association.

Section 6.2:          Benefit:  This Agreement shall be binding upon, and to the extent permitted herein, inure to the benefit of the legal representatives, successors and assigns of the parties hereto.

Section 6.3:           Assignment:  The Employee may not assign any of his rights, obligations or liabilities hereunder without the prior written consent of the Company.  The Company may not assign any or all of its rights, titles and interests under this Agreement without the prior consent of the Employee.

Section 6.4:           Amendments:  No change, alteration or amendment to this Agreement shall be valid or binding upon the parties hereto unless made in writing and executed by both parties hereto.

Section 6.5:           Severability:  The illegality of any particular provision or provisions hereof shall not affect the other provisions of this Agreement, each provision herein contained being hereby declared severable.  The intention of the parties as expressed in any such part, provision or clause held to be void or ineffective shall be given such force and effect as maybe permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate copies, either of which may be used as the original and both of which shall constitute one and the same agreement, on this the day and year first herein before set forth.

PRODRIL ACQUISITION COMPANY, INC. 3101 Big Horn Avenue Cody, Wyoming 82414-9250	EMPLOYEE: GORDON TIBBITS 1378 Lakewood Circle Salt Lake City, UT 84117

/s/ Prentis B. Tomlinson, Jr.	/s/ Gordon Tibbitts
Prentis B. Tomlinson, Jr. Chairman and CEO	Gordon Tibbitts

EXHIBIT “A”

PRIOR ENGAGEMENT STATUS

The following listing provides a complete listing and disclosure of the engagements entered into by the Employee prior to the Effective Date of that certain Employment Agreement as per Section 1.2 of said Agreement.

1. Continued patent work for Baker Hughes as agreed upon in my severance package with them.

2. The fabrication and profits gained through hobby related activities and associated small businesses including but not limited to Custom Guns, Art work, Carving, and Fishing equipment.

3.

4.

Acknowledged:	Acknowledged:

/s/ Prentis B. Tomlinson, Jr.	/s/ Gordon Tibbitts
Prentis B. Tomlinson, Jr. Chairman and CEO	Gordon Tibbitts

EXHIBIT “B”

COMPENSATION

A.    The Company shall compensate the Employee at a rate of one hundred and thirty thousand dollars ($130,000) per year less State and Federal withholding requirements. The compensation will be paid semi-monthly, on the 1st and 15th of each month, or in accordance with the normal practices of the Company.

B.    The employee will be entitled to sick leave and all other benefits as described in the yet to be written policy manual or as agreed upon with management. The employee will also be entitled to participate in the Company Insurance package as it exists and with a new package if adopted that has reasonable provisions for the protection of spouses and dependents.

C.    In addition to the base compensation above, the Company agrees to provide office and communication equipment normal to the operation of a satellite office and other business support supplies and equipment as approved by the Company. The Company agrees to pay a nominal and reasonable rental fee for the current office location until vacated. The company also agrees to address the issue of transportation for Employee while working in Salt Lake City and for travel to and from Cody, Wyoming.

D.    The employee understands and agrees that the corporate base of the Company is Cody, Wyoming and that the base of employment and operation is in Salt Lake City, Utah. The employee will be present for any and all operations that require his presence in Cody

Acknowledged:		Acknowledged:

/s/ Prentis B. Tomlinson, Jr.		/s/ Gordon Tibbitts
Prentis B. Tomlinson, Jr. Chairman and CEO		Gordon Tibbitts Employee

Date:	7-23-2003	Date:	17, July 2003

EXHIBIT “C”

INCENTIVE PROGRAM

The Company hereby acknowledges that is has agreed to enter into an incentive agreement with the Employee.

A.    The employee will be awarded a retention bonus at the end of six (6) months from the date of Closing of the asset purchase agreement in the amount of fifty percent (50%) of the Employee’s salary as detailed in Exhibit “B”.

B.    The Company also agrees to define and set forth an Incentive Program (as referred to in Section 2.1 of this agreement) no later than six (6) months after Closing of the asset purchase agreement.

C.    The Company also agrees that it may bring the manufacturing of PID and other drilling equipment under the umbrella of ProDril Acquisition Company, Inc. In that case the Employee will have the option to have a position of importance (such as General Manager, Director, etc) in the manufacturing activity and will participate in an incentive associated with the operation of the manufacturing of product.

Acknowledged:	Acknowledged:

/s/ Prentis B. Tomlinson, Jr.	/s/ Gordon Tibbitts
Prentis B. Tomlinson, Jr. Chairman and CEO	Gordon Tibbitts Employee